Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Todex Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated December 18, 2014, on the balance sheet of Todex Corp. as of November 30, 2014 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 18, 2014 (Inception) to November 30, 2014 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

December 29, 2014                                                                                           Cutler & Co. LLC